Exhibit 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS




To the Stockholders and Board of Directors
Celsion Corporation

         We consent to the incorporation by reference in the amended Form S-3 Registration Statement of Celsion Corporation (the "Corporation") of our report dated November 21, 2003 relating to the balance sheets of the Corporation as of September 30, 2003 and 2002 and the related statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2003 which report appears in the 2003 Annual Report on Form 10-K of the Corporation and to all references to our Firm included in the Registration Statement.

                                            /s/ Stegman & Company

Baltimore, Maryland
June 11, 2004